                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G
                                (RULE 13D-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13D-2(B)

                              (AMENDMENT NO. 1)*

                    Cameron Ashley Building Products, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                    13329010
                 ---------------------------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 12 pages

CUSIP No. 13329010                13G                        Page 2  of 12 Pages


1  NAME OF REPORTING PERSON
   CGW SOUTHEAST PARTNERS I, L.P.

   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   GEORGIA


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER
           1,278,121

        6  SHARED VOTING POWER


        7  SOLE DISPOSITIVE POWER
           1,278,121

        8  SHARED DISPOSITIVE POWER


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,278,121

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   13.7%

12 TYPE OF REPORTING PERSON*

   PN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 12 pages
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CUSIP No. 13329010                13G                        Page 3  of 12 Pages


1  NAME OF REPORTING PERSONS
   CGW SOUTHEAST I, INC.

   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION
   GEORGIA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER
           1,278,121

        6  SHARED VOTING POWER


        7  SOLE DISPOSITIVE POWER
           1,278,121

        8  SHARED DISPOSITIVE POWER


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,278,121

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   13.7%

12 TYPE OF REPORTING PERSON*

   CO

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 3 of 12 pages

CUSIP No. 13329010                13G                        Page 4  of 12 Pages


1  NAME OF REPORTING PERSONS
   RICHARD L. CRAVEY

   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER


        6  SHARED VOTING POWER
           1,278,121

        7  SOLE DISPOSITIVE POWER


        8  SHARED DISPOSITIVE POWER
           1,278,121

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,278,121

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   13.7%

12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 4 of 12 pages

CUSIP No. 13329010                13G                        Page 5  of 12 Pages


1  NAME OF REPORTING PERSONS
   WILLIAM A. DAVIES

   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER


        6  SHARED VOTING POWER
           1,278,121

        7  SOLE DISPOSITIVE POWER


        8  SHARED DISPOSITIVE POWER
           1,278,121

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,278,121

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   13.7%

12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 5 of 12 pages

CUSIP No. 13329010                13G                        Page 6  of 12 Pages


1  NAME OF REPORTING PERSONS
   WILLIAM S. GREEN

   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER


        6  SHARED VOTING POWER
           1,278,121

        7  SOLE DISPOSITIVE POWER


        8  SHARED DISPOSITIVE POWER
           1,278,121

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,278,121

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   13.7%

12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 6 of 12 pages

CUSIP No. 13329010                13G                        Page 7  of 12 Pages


1  NAME OF REPORTING PERSONS
   EDWIN A. WAHLEN, JR.

   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER


        6  SHARED VOTING POWER
           1,278,121

        7  SOLE DISPOSITIVE POWER


        8  SHARED DISPOSITIVE POWER
           1,278,121

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,278,121

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   13.7%

12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 7 of 12 pages

ITEM 1.

     (a)  Name of Issuer  CAMERON ASHLEY BUILDING PRODUCTS, INC.

     (b) Address of Issuer's Principal Executive Offices 11651 PLANO ROAD, DALLAS TEXAS 75238

ITEM 2.
     (a)  Name of Person Filing
               (I)    CGW SOUTHEAST PARTNERS I, L.P.
               (II)   CGW SOUTHEAST I, INC.
               (III)  RICHARD L. CRAVEY
               (IV)   WILLIAM A. DAVIES
               (V)    WILLIAM S. GREEN
               (VI)   EDWIN A. WAHLEN, JR.

     (b)  Address of Principal Business Office or, if none, Residence
               (I) - (VI) TWELVE PIEDMONT CENTER, SUITE 210, ATLANTA, GEORGIA 30305

     (c)  Citizenship
               (I)    GEORGIA
               (II)   GEORGIA
               (III)  UNITED STATES
               (IV)   UNITED STATES
               (V)    UNITED STATES
               (VI)   UNITED STATES

     (d)  Title of Class of Securities
               (I) - (VI)  COMMON STOCK

     (e)  CUSIP Number
               (I) - (VI)  13329010

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_]  Broker or Dealer registered under Section 15 of the Act,
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act,
     (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the Act,
     (d) [_] Investment Company registered under Section 8 of the Investment Company Act,
     (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S) 240.13d-1(b)(1)(ii)(F),
     (g) [_] Parent Holding Company, in accordance with (S) 240.13d-1(b)(ii)(G); See Item 7,
     (h)  [_]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H).

ITEM 4.  OWNERSHIP

     (a)  Amount Beneficially Owned
               (I) - (VI)  1,278,121

     (b)  Percent of Class
               (I) - (VI)  13.7%

                              Page 8 of 12 pages

     (c)  Number of shares as to which such person has:
             (i) sole power to vote or to direct the vote
                   (I)  AND (II)  1,278,121
            (ii) shared power to vote or to direct the vote
                   (III), (IV), (V) AND (VI)  1,278,121
           (iii) sole power to dispose or to direct the disposition of
                   (I)  AND (II)  1,278,121
            (iv) shared power to dispose or to direct the disposition of
                   (III), (IV), (V) AND (VI)  1,278,121

          CGW SOUTHEAST PARTNERS I, L.P. IS THE SHAREHOLDER OF RECORD OF 1,278,121 SHARES OF COMMON STOCK OF CAMERON ASHLEY BUILDING PRODUCTS, INC. THE GENERAL PARTNER OF CGW SOUTHEAST PARTNERS I, L.P. IS CGW SOUTHEAST I, INC. MESSERS. CRAVEY, DAVIES, GREEN AND WAHLEN ARE MANAGING DIRECTORS OF CGW SOUTHEAST I, INC.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     The partners of CGW Southeast Partners I, L.P. have the right to receive a portion of the proceeds from the sale of the shares of Cameron Ashley Building Products, Inc. Common Stock held by such partnership.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Response:  Not Applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Response:  Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Response:  Not Applicable

Item 10.  CERTIFICATION

     Response:  Not Applicable

                              Page 9 of 12 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        CGW SOUTHEAST PARTNERS I, L.P.
                                        a Georgia Limited Partnership
                                        By:  CGW Southeast I, Inc.
                                             its General Partner


                                               February 11, 1998
                                        ----------------------------------
                                                      Date

                                        /s/ Richard L. Cravey
                                        ----------------------------------
                                                  Richard L. Cravey
                                         President and Managing Director



                                        CGW SOUTHEAST I, INC.


                                               February 11, 1998
                                        ----------------------------------
                                                      Date

                                        /s/ Richard L. Cravey
                                        ----------------------------------
                                                  Richard L. Cravey
                                         President and Managing Director


                                        RICHARD L. CRAVEY


                                               February 11, 1998
                                        ----------------------------------
                                                      Date

                                        /s/ Richard L. Cravey
                                        ----------------------------------
                                                    Signature



                                        WILLIAM S. GREEN


                                               February 11, 1998
                                        ----------------------------------
                                                      Date

                                        /s/ William S. Green
                                        ----------------------------------
                                                    Signature

                              Page 10 of 12 pages

                                        EDWIN A. WAHLEN, JR.


                                               February 11, 1998
                                        ----------------------------------
                                                      Date

                                        /s/ Edwin A. Wahlen, Jr.
                                        ----------------------------------
                                                    Signature



                                        WILLIAM A. DAVIES


                                               February 11, 1998
                                        ----------------------------------
                                                      Date

                                        /s/ William A. Davies
                                        ----------------------------------
                                                    Signature

                              Page 11 of 12 pages

                           Exhibit A to Schedule 13G
                           -------------------------


     We, the Undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of each of us.


          February 11, 1998

                                        CGW SOUTHEAST PARTNERS I, L.P.
                                        a Georgia Limited Partnership
                                        By:  CGW SOUTHEAST I, INC.
                                             its General Partner


                                        By:  /s/ Richard L. Cravey
                                           --------------------------------
                                             Richard L. Cravey
                                             President and Managing Director


                                        CGW SOUTHEAST I, INC.


                                        By:  /s/ Richard L. Cravey
                                           --------------------------------
                                             Richard L. Cravey
                                             President and Managing Director


                                        /s/ Richard L. Cravey
                                        ----------------------------
                                        Richard L. Cravey


                                        /s/ William S. Green
                                        ----------------------------
                                        William S. Green


                                         /s/ Edwin A. Wahlen, Jr.
                                        ----------------------------
                                        Edwin A. Wahlen, Jr.


                                        /s/ William A. Davies
                                        ----------------------------
                                        William A. Davies

                              Page 12 of 12 pages